Exhibit 99.2

EXECUTION COPY

PURCHASE AGREEMENT

dated as of

December 23, 2003

between

POI ACQUISITION, L.L.C.

and

WESTAR INDUSTRIES, INC.

and

WESTAR ENERGY, INC.

i

PURCHASE AGREEMENT

AGREEMENT dated as of December 23, 2003 between POI Acquisition, L.L.C., a Delaware limited liability company (“Buyer”), Westar Industries, Inc., a Delaware corporation (“Seller”), and Westar Energy, Inc., a Kansas corporation (“Parent”).

W I T N E S S E T H :

WHEREAS, Seller is the record and beneficial owner of an aggregate of 85,291,497 shares of common stock, par value $0.01 per share (the “Company Common Stock”) of Protection One, Inc., a Delaware corporation (the “Company”) and is the lender under the Revolving Credit Agreement dated as of December 21, 1998 (as renewed, extended, modified and amended from time to time and including all Notes and Guaranties issued or given thereunder), by and among Seller, the Company, as guarantor, Protection One Alarm Monitoring, Inc., a wholly-owned subsidiary of the Company (the “Credit Facility”) and the other Subsidiaries of the Company that have guaranteed the obligations of Protection One Alarm Monitoring, Inc. thereunder;

WHEREAS, Buyer desires to purchase, and Seller desires to sell, all of Seller’s right, title and interest in Seller’s Company Common Stock and to assume all of Seller’s rights and obligations under the Credit Facility, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, Parent is the record and beneficial owner of 100% of the issued and outstanding capital stock of Seller (the “WII Stock”);

WHEREAS, if certain conditions to the closing of the purchase and sale of the Company Common Stock and the amendment, assignment and acceptance of Seller’s rights and obligations under the Credit Facility are not satisfied, and if Parent delivers to Buyer the Parent Election, Buyer desires to purchase, and Parent desires to sell, all of Parent’s right, title and interest in the WII Stock upon the terms and conditions hereinafter set forth; and

WHEREAS, Seller, Buyer and Parent desire to make certain representations, warranties and covenants in connection with the transactions contemplated hereby;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither the Company nor any Subsidiary shall be considered an Affiliate of Seller or Buyer.

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2003.

“Balance Sheet Date” means September 30, 2003.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Tax” means any income or franchise Tax payable to any state, local or foreign taxing jurisdiction in which the Company or any Subsidiary has filed or is required to file a Return with a member of the Parent Group on an affiliated, consolidated, combined or unitary basis with respect to such Tax.

“Committed Sums” shall have the meaning ascribed to such term in the Credit Facility.

“Company Stock Plan” means the Company’s 1994 Stock Option Plan or any other stock plan of the Company.

“Disposition Plan” means the resolutions relating to assets of Seller, including without limitation the Assignment and Assumption Agreement attached thereto, to be effective in the event of a Parent Election in substantially the form attached hereto as Exhibit A or as may be reasonably modified by Parent and Seller.

“Environmental Laws” means any and all statutes, laws, judgments, orders, decrees, common law, regulations and rules, in each case as in effect on or prior to the date hereof, that have as their principal purpose the protection of the environment or natural resources or, to the extent relating to exposure to hazardous substances and human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Federal Tax” means any Tax with respect to which the Company or any Subsidiary has filed or will file a Return with a member of the Parent Group on a consolidated basis pursuant to Section 1501 of the Code.

“Governmental Body” means any federal, state, local or foreign government or any court, administrative, department, board, bureau, instrumentality or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Guaranties” has the meaning ascribed to such term in the Credit Facility.

“Hazardous Substances” means any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance, as such terms are defined in, or identified pursuant to, any Environmental Law and any other material that is regulated under any Environmental Law, including without limitation petroleum, asbestos-containing materials, mold, batteries containing lead, cadmium, nickel, or other hazardous substances, lead-containing paint, and polychlorinated biphenyls.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Knowledge of the Buyer” means the actual knowledge of the officers of Buyer.

“Knowledge of the Parent” or “Parent’s Knowledge” means the actual knowledge of the officers of Parent and the officers and directors of Seller.

“Law” shall mean any federal, state, local or foreign law (including common law), regulation, Order, constitution, treaty, compact, directive, code, ordinance, permit, authorization, variance, rule, statute, judicial decision, agreement with a Governmental Body or other government requirement.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, title defect, easement, tenancy, right of way, limitation, encroachment, covenant, claim, restriction, rights of first refusal, rights of first offer or other pre-emptive rights, option or encumbrance in respect of such property or asset.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is, individually or in the aggregate, materially adverse on (a) the business, assets or results of operations or financial condition of the Company and the Subsidiaries, taken as whole, or (b) the ability of Parent, Seller and their respective Affiliates to consummate the transactions contemplated hereby, except any such effect resulting from or arising in connection with (i) this Agreement, the transactions contemplated hereby or the announcement thereof or (ii) changes or conditions affecting the monitored security industry generally which do not disproportionately affect the Company and the Subsidiaries.

“Notes” has the meaning ascribed to such term in the Credit Facility.

“Obligations” has the meaning ascribed to such term in the Credit Facility.

“Parent Group” means, with respect to Federal Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Parent is a member, and with respect to Taxes other than Federal Taxes, any affiliated, consolidated, combined or unitary group of which Parent or any of its Affiliates is a member.

“Permitted Liens” means (i) Liens disclosed in the Company SEC Documents, (ii) Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith in appropriate proceedings by the Company and the Subsidiaries and for which appropriate reserves have been established in accordance with GAAP, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens for amounts that are not yet due or are being contested in good faith in appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (v) Liens incurred in the ordinary course of business and not incurred in connection with the borrowing of money since the Balance Sheet Date, and (iv) other immaterial Liens which would not interfere with the ability of the Company to carry on its business as now conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.

“Principal Debt” has the meaning ascribed to such term in the Credit Facility.

“Qualified Investment Banking Firm” shall mean a nationally recognized (in North America) investment banking firm which is expert in the valuation of companies and businesses.

“Senior Notes” shall mean the $26.6 million aggregate principal amount of the Company’s 7 3/8 Senior Notes due August 15, 2005 held by Parent.

“Service Agreement” means the Service Agreement, by and between Parent and Protection One, Inc. dated as of April 1, 1999 (as renewed, extended, modified and amended to date).

“Shares” means 85,291,497 shares of Company Common Stock owned beneficially and of record by Seller.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a “Taxing Authority”) and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of the Company being a member of an affiliated, consolidated or combined group with any other corporation at any time on or prior to the Closing Date or as a result of any agreement, other than the Tax Sharing Agreement, that provides for the allocation, apportionment, sharing or assignment of or indemnity for amounts described in clause (ii).

“Tax Sharing Agreement” means the Tax Sharing and Allocation Policy adopted by the Seller Group as of January 1, 1994 and made available to the Company pursuant to the Tax Sharing Agreement between Parent and the Company dated as of November 24, 1997.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(a) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	8.02
Acquisition Proposal	5.07
Aggregate Deemed Sales Price	8.02
Aggregate Purchase Price	2.01(a)(ii)
Allocation Statement	8.02
Amendment, Assignment and Acceptance	2.01
Approval Filings	7.01
Buyer	Preamble
Buyer Certificate	11.07(a)(iii)
Claim	11.03
Closing	2.02
Commitment Letter	4.05
Company	Recitals
Company Common Stock	Recitals
Company Securities	3.07
Company SEC Documents	3.09
Confidentiality Agreement	7.03
Cut-off Date	7.06
Credit Facility	Recitals
Damages	11.02
Debt Assignment Price	2.01
Employee Plans	3.16
End Date	12.01
Final Restructuring Date	11.07
Financial Statements	3.10
First Offer Right	7.06
GAAP	3.10
Indemnified Party	11.03
Indemnified Person	7.04
Indemnifying Party	11.03
Laws	3.04
Leases	3.20
Loss	8.04
Material Agreements	3.04
Material Intellectual Property	3.19
Offered Interests	7.06
Offer Period	7.06
Offer Price	7.06
Owned Property	3.20
Parent	Preamble
Permits	3.01
Parent Election	9.01
Potential Contributor	11.05
Price Allocation	8.02
Recovery Value	11.07
Returns	8.01

Term	Section
RSUs	3.05
Sale Notice	7.06
Sale Offer	7.06
Section 338(h)(10) Election	8.02
Seller	Preamble
Seller Stock	10.01
Seller Securities	10.01
Share Purchase Price	2.01
Special Committee	5.08
Straddle Period	8.06
Subject Assets	10.01(d)
Subsidiary Securities	3.08
Tax Settlement Date	8.05(a)
Taxing Authority	1.01 (in the definition of “Tax”)
Third Party Claim	11.03
Threshold Amount	11.07(a)
Transaction Agreements	3.02
Transactions	7.01
Transfer	7.06
WARN	3.21(g)
Warranty Breach	11.02
WII Stock	Recitals
2002 Form 10-K	3.09
2003 Form 10-Q	3.09

ARTICLE 2

PURCHASE AND SALE

Section 2.01. Purchase and Sale.

(a) Upon the terms and subject to the conditions of this Agreement, and subject to the provisions of Section 2.01(b):

(i) Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the Shares at the Closing for an aggregate price (the “Share Purchase Price”) of $1,700,000 in cash; and

(ii) Buyer agrees to purchase and assume from Seller, and Seller agrees to sell and assign to Buyer, at the Closing, all of Seller’s Committed Sums and Principal Debt and all other Obligations under the Credit Facility for an aggregate price in cash equal to (A) $118.3 million, plus (iii) the amount of accrued and unpaid interest, if any, on the Principal Debt, and the amount of any other unpaid Obligations, if any, and (iv) (i) plus 55.7% of the amount by which the Principal Debt at Closing exceeds $215.5 million, or (ii) less 55.7% of the amount by which the Principal Debt at Closing is less than $215.5 million (the “Debt Assignment Price”, and together with the Share Purchase Price, the “Aggregate Purchase Price”), and Buyer agrees to become a party to the Credit Facility and Seller agrees to relinquish its rights under the Credit Facility, in each case as provided in the Amendment, Assignment and Acceptance in the form attached as Exhibit B hereto, with such changes thereto relating to the terms of the Credit Facility as may be agreed by the Company and Buyer and that are reasonably acceptable to Parent, which such changes shall be effective only upon and after the Closing (the “Amendment, Assignment and Acceptance”).

(b) Notwithstanding subparagraph (a) hereof, in the event Parent delivers to Buyer the Parent Election, then upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Parent, and Parent agrees to sell to Buyer, the WII Stock at the Closing for the Aggregate Purchase Price.

(c) The Aggregate Purchase Price shall be paid as provided in Section 2.02

Section 2.02. Closing. The closing (the “Closing”) of the purchase and sale of (i) the Shares and all of Seller’s Committed Sums and Principal Debt under the Credit Facility or (ii) the WII Stock, as the case may be, hereunder shall take place at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California, (i) in the case of the transactions contemplated in Section 2.01(a), five business days after satisfaction of the conditions set forth in Article 9 or (ii) in the case of the transactions contemplated in Section 2.01(b), the later of (x) ten business days after Parent’s delivery of the Parent Election and (y) January 30, 2004 or (iii) in any case, at such other time or place as Buyer and Parent may agree.

(a) At the Closing, if Parent has not delivered the Parent Election:

(i) Buyer shall deliver to Seller the Aggregate Purchase Price in immediately available funds by wire transfer to an account of Seller with a bank designated by Seller, by notice to Buyer, which notice shall be delivered not later than two business days prior to the Closing Date;

(ii) Seller shall deliver to Buyer certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto or cause the electronic transfer of any Shares held in street name to an account for the benefit of Buyer designated by Buyer, by notice to Seller, which notice shall be delivered not later than two business days prior to the Closing Date; and

(iii) Seller, Buyer and the Company shall enter into the Amendment, Assignment and Acceptance, and, subject to the provisions hereof, Seller shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as set forth in the Amendment, Assignment and Acceptance.

(b) At the Closing, if Parent shall have delivered the Parent Election:

(i) Buyer shall deliver to Parent the Aggregate Purchase Price in immediately available funds by wire transfer to an account of Parent with a bank designated by Parent, by notice to Buyer, which notice shall be delivered with the Parent Election; and

(ii) Parent shall deliver to Buyer certificates for the WII Stock duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps duly affixed thereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

Except as set forth in the disclosure schedules attached hereto, Parent and Seller represent and warrant to Buyer as of the date hereof that:

Section 3.01. Corporate Existence and Power.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, orders, consents and approvals (collectively, “Permits”) and qualifications required to carry on its business as now conducted, except for those Permits the absence of which would not have a material adverse effect on Parent.

(b) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material Permits and qualifications required to carry on its business as now conducted and to occupy and operate, for its present uses, the real and personal property which it owns or leases. Neither the Company nor any Subsidiary nor any of their respective employees or agents is in violation of any material Permit or any terms or conditions thereof. Except as set forth on

Schedule 3.01, neither the Company nor any of its Subsidiaries nor, to the knowledge of Parent, any employee or agent of such entity, has received any notice of proceedings relating to the revocation or modification of any such Permit, except as described in the Company SEC Documents.

Section 3.02. Corporate Authorization. The execution, delivery and performance by Parent and Seller of this Agreement and, the execution, delivery and performance by Parent and Seller (and if the Parent Election is not made, by the Company and any Subsidiary) under any other certificate, agreement (including, if the Parent Election is not made, the Amendment, Assignment and Acceptance), document or other instrument to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Agreements”), and the consummation of the transactions contemplated hereby and thereby are within such entity’s corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes and, at the Closing each other Transaction Agreement will constitute, a valid and binding agreement of Parent and Seller (and, if the Parent Election is not made, the Company and any such Subsidiary), as the case may be, enforceable against the relevant entity in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing. No vote of, or consent by, the holders of any class or series of capital stock issued by the Company is necessary to authorize the execution and delivery of this Agreement by Parent or Seller or the consummation of the transactions contemplated hereby and no approval or waiver from the Board of Directors or stockholders of the Company is necessary to exempt Buyer from becoming an “interested shareholder” under Section 203 of the Delaware General Corporations Law.

Section 3.03. Governmental Authorization. Except as set forth on Schedule 3.03, the execution, delivery and performance by Parent and Seller of this Agreement and the execution, delivery and performance by Parent, Seller, the Company and any Subsidiary, as applicable, of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby require no material consent, approval, authorization or Permit of, action by or in respect of, or filing, declaration or registration with or notification to, any Governmental Body, agency or official other than (i) compliance with any applicable requirements of the HSR Act; and (ii) approval of the State Corporation Commission of the State of Kansas.

Section 3.04. Noncontravention. The execution, delivery and performance by Parent and Seller of this Agreement and the execution, delivery and performance by Parent, Seller, the Company and any Subsidiary, as

applicable, of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the articles or certificate of incorporation or bylaws of Parent, Seller, the Company or any Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree (collectively, “Laws”) or Permit which is material to the business of the Company and the Subsidiaries, (iii) except as disclosed on Schedule 3.04(iii), require any authorization, approval, exemption, consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent, Seller, the Company or any Subsidiary or to a loss of any benefit to which such entity is entitled under any provision of any material contract, license, franchise, indenture, note, bond, mortgage, lease or other agreement or any other instrument binding upon such entity (the “Material Agreements”), or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, except for any Permitted Liens.

Section 3.05. Ownership of Shares. Seller is the record and beneficial owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares), and will transfer and deliver to Buyer at the Closing good and valid title to the Shares free and clear of any Lien and any such limitation or restriction. Neither Parent nor Seller owns any equity securities of the Company or any Subsidiary other than the Shares, except for 783,400 shares underlying restricted stock units (the “RSUs”) granted to current and former employees of Parent.

Section 3.06. Credit Facility.

(a) The Credit Facility is a valid and binding agreement of Seller and the Company and the Subsidiaries party thereto and is in full force and neither Seller nor the Company nor any Subsidiary is in default or breach in any respect under the terms of the Credit Facility (except any default caused by the consummation of the transactions contemplated hereby), and the Company’s and the Subsidiaries’ obligations under the Credit Facility are enforceable against such entities in accordance with their terms, subject to the effects of applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally and equitable principals of general applicability. Seller is the legal and beneficial owner of 100% of the Committed Sums and Principal Debt under the Credit Facility, free and clear of any adverse claim and at the Closing, Seller will transfer good and valid title to the Committed Sums and Principal Debt and other Obligations free and clear of any Liens. No representation or warranty is made hereby as to the value or priority of claim of the Committed Sums and Principal Debt under the Credit Facility.

(b) Parent has provided or made available to Buyer true and correct copies of all material documents in Parent’s or Seller’s possession related to the Credit Facility. Attached hereto as Schedule 3.06 are true and correct copies of (i) the Credit Agreement, including all amendments and waivers thereto (ii) all draw-down notices in Parent’s or Seller’s possession relating to the Credit Facility and (iii) all compliance certificates in Parent’s or Seller’s possession delivered by the Company. Other than the amendments and modifications contained in the documents described in clause (i) of the preceding sentence, there have been no amendments or modifications to the Credit Facility. Neither Parent nor Seller knows of any material documents relating to the Credit Facility other than the documents referred to in clauses (i), (ii) and (iii) above and such other documents as have been provided or made available to Buyer. Neither Parent nor Seller knows of any untrue statement of a material fact contained in any of the documents referred to in clauses (i), (ii) and (iii) above.

Section 3.07. Capitalization.

(a) The authorized capital stock of the Company consists of 155,000,000 shares of stock, of which 150,000,000 shares are designated common stock, $0.01 par value per share and 5,000,000 shares are designated preferred stock, $0.10 par value per share. As of the Balance Sheet Date, there were outstanding no shares of preferred stock and 98,106,280 shares of Company Common Stock. As of the Balance Sheet Date, there were an aggregate of (i) 7,025,446 shares of Company Common Stock reserved for issuance under the Company Stock Plan, of which 464,880 shares have been issued and are outstanding, 4,879,020 shares are subject to outstanding options, subscription rights or warrants and 1,681,546 shares are available for future grant, (ii) 4,650,000 shares of Company Common Stock reserved for issuance under the Company’s Employee Stock Purchase Plan (which was suspended effective October 16, 2003), of which 1,062,869 have been issued and are outstanding and (iii) 1,459,237 shares of Company Common Stock reserved for issuance pursuant to outstanding warrants. Other than shares issuable upon the exercise of employee or director stock options outstanding as of the date hereof (or granted after the date hereof in accordance with Section 5.02(g)), there are outstanding no options, warrants or other rights issued by the Company to any present or former director, officer, employee or independent contractor of the Company or any Subsidiary to acquire capital stock of the Company under any Employee Benefit Plan or otherwise. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable and were not, and will not be, issued in violation of any preemptive or similar right. No Company, Subsidiary or Affiliate owns any shares of capital stock of the Company. Except as disclosed in the Company SEC Filings, there are no shareholders agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the Shares.

(b) Except as set forth in the Company SEC Documents filed on or prior to the date hereof or in this Section 3.07 and for changes since the Balance Sheet Date resulting from the exercise of employee stock options outstanding on such date, there are no (i) outstanding shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options, subscriptions, warrants, conversion rights or agreements or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of Parent, Seller, the Company or any Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

(c) Except as disclosed on Schedule 3.07, neither the Company or any Subsidiary has any joint venture, partnership or similar arrangement with any other Person, or owns, or has any interest in or any obligation or right to acquire, purchase or subscribe for any interest in, any capital stock or other equity interests of any other Person.

(d) Schedule 3.07 sets forth all of the outstanding indebtedness for borrowed money in amounts the Company and the Subsidiaries as of the date hereof, including with respect to indebtedness, the maturity date and interest rate of such indebtedness, other than any indebtedness not exceeding $50,000 for individual obligations or $100,000 in the aggregate. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote, whether contingent or otherwise, on any matters on which stockholders of the Company may vote.

Section 3.08. Subsidiaries.

(a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and material Permits required to carry on its business as now conducted and to occupy and operate, for its present uses, the real and personal property which it owns or leases. All Subsidiaries and their respective jurisdictions of incorporation are identified on Schedule 3.08.

(b) All of the outstanding capital stock or other voting securities of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien. There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary or (ii) options, subscriptions, warrants, conversion rights or agreements or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Seller, the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

Section 3.09. SEC Filings.

(a) Parent has delivered or made available to Buyer (i) the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2002 (“2002 Form 10-K”), (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 (each such report, a “2003 Form 10-Q”), (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 2002 and prior to the date of this Agreement, and (iv) all of its and the Subsidiaries’ other reports, statements, schedules and registration statements filed with the SEC since December 31, 2002 and prior to the date of this Agreement (the documents referred to in this Section 3.09, collectively, the “Company SEC Documents”).

(b) As of its filing date (and as of the date of any amendment to the respective Company SEC Document), each Company SEC Document (including the Financial Statements described in Section 3.10 below and any such documents filed with the SEC after the date of this Agreement and prior to the Closing Date) complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or if amended or superceded by a filing prior to the date hereof, then instead, as of the date of such filing) each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) The Company and its Subsidiaries are not engaged in any material business or activity which is not described in the Company SEC Documents filed on or before the date hereof.

Section 3.10. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents, including, in each case, the related footnotes thereto (such audited and unaudited financial statements, the

“Financial Statements”), were properly prepared from the books and records of the Company and its Subsidiaries so as to fairly present, in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements, which will not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole).

Section 3.11. Absence of Certain Changes. Except as disclosed in the Company SEC Documents or on Schedule 3.11, since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a) any event, occurrence or development which has had or would reasonably be expected to have a Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of the Company or any Subsidiary;

(c) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

(d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money in excess of $100,000;

(e) any making of any loan, advance or capital contributions to or investment in any Person in excess of $100,000;

(f) any transaction or commitment made, or any contract or agreement entered into, amended or terminated by the Company or any Subsidiary relating to its assets or business, material to the Company and the Subsidiaries, taken as a whole, other than transactions and commitments entered into, amended or terminated (i) in the ordinary course of business consistent with past practices or (ii) as contemplated by this Agreement;

(g) any change in any method of accounting or accounting practice by the Company or any Subsidiary, nor any revaluation by the Company of any of its or its Subsidiaries’ assets or liabilities except, in each case, for any such change required by reason of a concurrent change in generally accepted accounting principles;

(h) any (i) making or changing of any material Tax election, (ii) filing of any material amended Tax Return, or (iii) settling of any material Tax claim, audit or assessment;

(i) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any present or former director, officer, employee or independent contractor of the Company or any Subsidiary (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any present or former director, officer, employee or independent contractor of the Company or any Subsidiary, (iii) change in compensation or other benefits payable to any present or former director, officer, employee or independent contractor of the Company or any Subsidiary, (iv) loan or advance of money or other property by the Company or any Subsidiary to any present or former director, officer, employee or independent contractor, or (v) establishment, adoption, entrance into, amendment or termination of any Employee Plan (other than as may be required by the terms of an existing Employee Plan or as may be required by applicable law or in order to qualify under Sections 401 and 501 of the Code), in each case other than in the ordinary course of business consistent with past practices;

(j) any agreement relating to the acquisition or disposition of any material assets of the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise);

(k) any failure by the Company or any Subsidiary to repay any indebtedness for borrowed money when due; or

(l) any other action that would be prohibited by Section 5.02 of this Agreement if undertaken after the date hereof.

Section 3.12. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, including without limitation any off-balance sheet indebtedness or guarantees, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or set forth in the notes thereto or in the Company SEC Documents filed prior to the date hereof;

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; and

(c) Liabilities disclosed on Schedule 3.12(c).

Section 3.13. Intercompany Accounts. Schedule 3.13 contains a complete list of all intercompany balances as of November 30, 2003 between Parent, Seller and their Affiliates, on the one hand, and the Company and the Subsidiaries, on the other hand, other than the Credit Facility, the Senior Notes and accounts related to the Tax Sharing Agreement. Since November 30, 2003 there has not been any accrual of liability by the Company or any Subsidiary to Parent, Seller or any of their Affiliates or other transaction between the Company or any Subsidiary, on the one hand, and Parent, Seller and any of their Affiliates, on the other hand, except in the ordinary course of business of the Company and the Subsidiaries consistent with past practice or as provided on Schedule 3.13. Other than the Credit Facility, the Senior Notes, accounts related to the Tax Sharing Agreement and as set forth on Schedule 3.13, neither Parent, Seller nor any of their respective Affiliates holds any indebtedness for borrowed money of the Company.

Section 3.14. Insurance Coverage. Parent has made available to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds to which the Company is a party and which relate to the assets, business, operations, employees, officers or directors of the Company and the Subsidiaries. The Company has insurance policies of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company. All insurance policies of the Company are in full force and effect and all premiums due and payable as of the date hereof have been paid and no Company or Subsidiary has reached or exceeded its policy limits for any insurance policies in effect at any time during the past three (3) years. Except as set forth on Schedule 3.14, there are no material claims by the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

Section 3.15. Finders’ Fees. Except for Bear Stearns and Lehman Brothers, whose fees will be paid by the Company and the Parent, respectively, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent, Seller, the Company or any Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.16. Employee Benefit Plans.

(a) Set forth in Schedule 3.16 is a true and complete list of each “employee benefit plan”, as defined in Section 3(3) of ERISA, each collective bargaining agreement, each employment, severance, retention, transaction, parachute, change in control or similar contract, plan arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee loans, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which (i) any current or former director, officer, employee or independent contractor of the Company or any Subsidiary has any present or future right to benefits and which is contributed to, sponsored by, entered into or maintained by the Parent, the Seller, the Company, its Subsidiaries or any of their respective ERISA Affiliates, or (ii) the Company or any Subsidiary has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Employee Plans.”

(b) With respect to each Employee Plan, Parent has provided to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) any summary plan description; and (iii) for the most recent year, if applicable, (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c) None of the Company or any Subsidiary and any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any employees benefit plan subject to Title IV of ERISA. Neither Parent, Seller, the Company, any Subsidiary of the Company or any of their respective ERISA Affiliates has, or could reasonably be expected to have any liability under Title IV of ERISA that is, will become or could reasonably be expected to become a liability of Buyer or any of its Affiliates (or the Company or any Subsidiary of the Company).

(d) None of the Company, any of its Subsidiaries or any ERISA Affiliate and any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(e) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and has received a favorable determination letter (or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service), and Parent is not aware of any reason why any such determination letter should be revoked or not be reissued. Parent has provided to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, that are applicable to such Employee Plan. No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company or any Subsidiary of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. No event has occurred and no condition exists that would subject the Company or any Subsidiary, either directly or by reason of their affiliation with any ERISA Affiliate to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations. No “reportable event” (as such term is defined in Section 4043 of the Code) that could reasonably be expected to result in material liability, no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Employee Plan.

(f) Except as set forth on Schedule 3.16, neither the Company nor any Subsidiary has any current or projected liability in respect of post employment or post retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Subsidiary, except as required to avoid excise tax under Section 4980B of the Code.

(g) Except as set forth on Schedule 3.16, the execution of this Agreement or consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any present or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation to any such person or pursuant to any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any present or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code or that could give rise to any liability to any of them for the payment in respect of any excise taxes under Section 4999 of the Code.

(h) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2002.

(i) Except as set forth on Schedule 3.16, no present or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the execution of this Agreement or transactions contemplated hereby, whether alone or together with any other event.

(j) With respect to any Employee Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened that could give rise to material liability, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding with the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any amnesty proceeding, or routine requests for information from the PBGC) that could give rise to a material liability.

(k) No Employee Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

(l) All persons classified as independent contractors of any of the Companies or any Subsidiary satisfy and have at all times satisfied the requirements of applicable law to be so classified. Each of the Companies and its Subsidiaries have fully and accurately reported such persons’ compensation on IRS Form 1099 when required to do so. None of the Companies nor any Subsidiary has or has had any obligations to provide benefits with respect to such persons under any Employee Plan or otherwise. Neither of the Companies nor any Subsidiary employs nor has any of them employed any “leased employees” as defined in Section 414(n) of the Code.

Section 3.17. Environmental Matters. Except as disclosed on Schedule 3.17 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) no written notice, request for information, order, complaint or penalty has been received, and there are no judicial, administrative or other actions, suits or proceedings pending or threatened that allege a violation of, or any liability under, any Environmental Law, in each case relating to the Company or any Subsidiary and arising out of any Environmental Law;

(b) the Company and each Subsidiary have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are, and were at all prior times, in compliance with the terms of such permits and with all other applicable Environmental Laws;

(c) there has been no written environmental audit, report or assessment in the custody or control of the Company or any Subsidiary conducted of any property currently (or formerly) owned or leased by the Company or any Subsidiary that has not been delivered to Buyer prior to the date hereof;

(d) neither the Company nor any Subsidiary owns or leases any property in New Jersey or Connecticut;

(e) none of the Company and the Subsidiaries is currently subject to, any judgment, decree, order or other similar requirement of any governmental authority under any Environmental Laws resulting from any actual or alleged violation or liability by or of the Company or any Subsidiary;

(f) none of the Company or Subsidiaries generated, transported, treated, stored, disposed of, arranged to be disposed of or released any Hazardous Substances at, on, from or under, and Hazardous Substances are not otherwise present at, on or under, any of the properties or facilities currently or formerly owned, leased or operated by the Company or any of the Subsidiaries, in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under or relating to, any Environmental Laws; and

(g) none of the Company and the Subsidiaries has assumed contractually any liabilities or obligations of any other Person under or relating to any Environmental Laws.

Section 3.18. Litigation. There are no material actions, suits or proceedings, at law or in equity, pending or, to Parent’s Knowledge, threatened to which the Company or any Subsidiary is a party or to which any of the properties of the Company or any Subsidiary is subject, or any actions, suits or proceedings before or by any Governmental Body, other than proceedings accurately described in all material respects in the Company SEC Documents or on Schedule 3.18. No Company or Subsidiary is subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to any investigations or inquiries by any Governmental Body or outstanding judgment, order or decree of any court or Governmental Body.

Section 3.19. Intellectual Property.

(a) Except as set forth on Schedule 3.19, The Company and its Subsidiaries own, possess or license, all material (i) patents or pending patent applications; (ii) registered trademarks, service marks, trade names and corporate names; (iii) material unregistered trademarks, material unregistered service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names; (iv) copyrights and copyrightable works; and (v) Software currently employed by them in connection with the business as now conducted (the “Material Intellectual Property”). A true and complete list of all licenses or similar agreements or arrangements pursuant to which the Company and its Subsidiaries license any Material Intellectual Property is set forth on Schedule 3.19. Except as set forth in the Company SEC Documents or Schedule 3.19, or as would not have a Material Adverse Effect on the Company, neither the Company nor any Subsidiary has received any written notice of infringement of or conflict with asserted rights of other with respect to any of the foregoing items (i) through (v). Except as would not have a Material Adverse Effect, the rights to and interest in the Material Intellectual Property of the Company and the Subsidiaries is enforceable.

Section 3.20. Title to Property. Parent has provided the Buyer with a true and complete list of all material (i) real property and interests in real property owned by the Company or any Subsidiary (the “Owned Property”) and (ii) leases, license, subleases, easements and occupancy agreements, together with any amendments, modifications and supplements thereto (the “Leases”) with respect to all real property and interests in real property leased by the Company or any Subsidiary, including the use, street address and owner of each Owned Property. Parent has furnished or made available to Buyer or its representatives a true and complete copy of each Lease (including all amendments, extensions, renewals, guarantees and other agreements with respect thereto). The Company and its Subsidiaries have good and marketable title in fee simple to, or hold pursuant to valid and enforceable leases, all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, other than Permitted Liens; and any real property and buildings held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases; with such exceptions as do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries, in each case except as described on Schedule 3.20 or the Company SEC Documents. None of the Company or the Subsidiaries has received any notice from the other party to any Lease of the termination thereof. There is no material default or event that, with notice or lapse of time or both, would constitute a material default under any Lease on the part of the Company or the Subsidiaries (nor, to the Knowledge of Parent, on the part of any other party thereto).

Section 3.21. Labor Matters.

(a) No material labor dispute with the employees of the Company or any Subsidiary exists or, to Parent’s Knowledge, is threatened, except as described in the Company SEC Documents filed on or before the date hereof.

(b) To the Knowledge of Parent, no union organization campaign is in progress with respect to the Company or any Subsidiary, and no representation question exists or has been raised respecting any of the employees of the Company or any Subsidiary within the past two years;

(c) There is no unfair labor practice charge or complaint against the Company or any Subsidiary pending, or, to the Knowledge of Parent, threatened, before the National Labor Relations Board in either case that has or would reasonably be expected to have a Material Adverse Effect separately or when aggregated with related proceedings;

(d) Except as disclosed pursuant to Section 3.18, there is no pending or, to the Knowledge of Parent, threatened grievance or arbitration involving an employee of the Company or any Subsidiary that has or would reasonably be expected to have, if adversely decided, a Material Adverse Effect;

(e) Except as disclosed pursuant to Section 3.18, no discrimination charges or complaints with respect to or relating to the Company or any Subsidiary are pending before the Equal Employment Opportunity Commission or any other similar Governmental Body responsible for the prevention of unlawful employment practices that has or would reasonably be expected to have a Material Adverse Effect separately or when aggregated with related proceedings;

(f) Except as set forth on Schedule 3.21, neither the Company nor any Subsidiary has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past two years, nor has the Company or any Subsidiary announced or obligated itself to take any such action or program for the future; and

(g) Each of the Company and each Subsidiary is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), and all other notification and bargaining obligations arising under any collective bargaining agreement, Law or otherwise.

Section 3.22. Compliance with Laws and Court Orders.

(a) Neither the Company nor any Subsidiary is in violation of any applicable Law in any material respect. Neither the Company nor any Subsidiary has received any notice from any Governmental Body asserting any material failure to comply with any applicable Law that has not been fully addressed and resolved.

(b) Each of the Company and the Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that in all material respects (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets; (C) access to the Company’s assets is permitted only in accordance with management’s authorization; (D) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as set forth on Schedule 3.22, the Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes Oxley Act. Except as permitted by the Exchange Act, including, without limitation, Sections 3(k)(2) and (3), since the enactment of the Sarbanes Oxley Act, neither the Company nor any of its affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company.

(c) Management of the Company (A) has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities; and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, except in each case as disclosed in response to any representation hereunder. Parent has made available to Buyer a summary of any such disclosure made by management to the Company’s auditors and audit committee.

Section 3.23. Material Contracts. Each agreement, contract, plan, lease, arrangement or commitment filed as an exhibit to the Company SEC Documents pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act is a valid and binding agreement of the Company or its Subsidiary, as the case may be, to Parent’s Knowledge, is in full force and effect against the Company or any Subsidiary party thereto and any other party thereto, and to the Knowledge of Parent, none of the Company, any Subsidiary, or any other party thereto is in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, except as has not and would not reasonably be expected to have a Material Adverse Effect.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Parent and Seller as of the date hereof and as of the Closing Date that:

Section 4.01. Corporate Existence and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all powers and all material Permits required to carry on its business as now conducted.

Section 4.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the execution, delivery and performance by Buyer under any other certificate, agreement, document or other instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby are within the powers of Buyer and have been duly authorized by all action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

Section 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any governmental body, agency or official other than compliance with any applicable requirements of the HSR Act.

Section 4.04. Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable Law,(iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any material Lien on any asset of Buyer.

Section 4.05. Financing. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make the payments due at the Closing and any other amounts to be paid by it hereunder. Attached hereto as Schedule 4.05 is a fully-executed, true, correct and complete copy of the equity commitment letter (the “Commitment Letter”) from Quadrangle (as defined in the Commitment Letter) to Buyer, and such letter is in full force and effect. Each of Buyer and Quadrangle are aware that Parent and Seller are entering into this Agreement in reliance on the Commitment Letter.

Section 4.06. Purchase for Investment. Buyer is purchasing the Shares (or, in the event of a Parent Election, the WII Stock) for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and the Credit Facility (or, in the event of a Parent Election, the WII Stock) and is capable of bearing the economic risks of such investment.

Section 4.07. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any Governmental Body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.08. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 4.09. Inspections; No Other Representations. Buyer acknowledges that Parent and Seller make no representation or warranty with respect to any projections or estimates delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and the Subsidiaries or the future business and operations of the Company and the Subsidiaries.

ARTICLE 5

COVENANTS OF PARENT AND SELLER

Section 5.01. Notices of Certain Events. Parent shall promptly notify Buyer of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

Section 5.02. Conduct of the Company. From the date hereof until the Closing Date, Parent shall use reasonable best efforts to cause the Company and each Subsidiary to manage its working capital in the ordinary course consistent with past practice and to otherwise conduct its businesses in the ordinary course consistent with past practice and to use reasonable best efforts to preserve intact its business organizations, material contracts, permits and authorizations and relationships with third parties and to keep available the services of its present officers and employees (it being understood that none of Parent, Seller, the Company or any Subsidiary is required to agree to any change in the current employment and compensation arrangements of any officer of employee in order to comply with this requirement; provided, that the foregoing qualification shall not apply to any such employment or compensation change which Buyer shall request in writing, which change would not become effective prior to the Closing Date). Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as disclosed on Schedule 5.02, Parent shall use reasonable best efforts to cause the Company and each Subsidiary not to:

(a) adopt or propose any change in its certificate of incorporation or bylaws;

(b) merge or consolidate with any other Person or acquire a material amount of assets from any other Person;

(c) sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments or (ii) otherwise in the ordinary course consistent with past practice;

(d) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company, or repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of the Company;

(e) except for the incurrence of additional indebtedness under the Credit Facility, incur, assume or guarantee any material indebtedness for borrowed money;

(f) issue, sell, transfer or encumber or agree to issue, sell, transfer or encumber any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, other than the issuance, delivery or sale of shares of Company Common Stock pursuant to the exercise of stock options and warrants therefor outstanding as of the date of this Agreement;

(g) (i) grant any increase in compensation, benefits or any severance or termination pay to any present or former director, officer, employee or independent contractor; (ii) adopt any new severance, retention or change in control arrangement, except as required by applicable law or pursuant to written agreements in effect or policies existing on the date of this Agreement; (iii) loan or advance any money or other property to any present or former director, officer, employee or independent contractor of the Company or any Subsidiary; (iv) (A) establish, adopt, enter into, amend or terminate any Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement or (B) grant any equity or equity-based awards or allow for the commencement of any new offering periods under the Company’s employee stock purchase plans;

(h) establish, adopt, enter into, amend or terminate any, collective bargaining agreement (other than as may be required by the terms of an existing collective bargaining agreement, or as may be required by applicable law);

(i) settle or compromise any suit, claim, proceeding or dispute or threatened suit, claim, proceeding or dispute if such settlement or compromise would result in (i) any injunctive or similar relief, (ii) an obligation to pay any material amount or (iii) any restructuring of any of its indebtedness;

(j) enter into any amendment to the Credit Facility or any other agreement between Parent or Seller, on the one hand, and the Company and a Subsidiary, on the other hand, or waive any provision of the Credit Facility or any such other agreement, except as contemplated by this Agreement, the Disposition Plan, if applicable, or the Amendment, Assignment and Acceptance or with the prior written consent of Buyer;

(k) adopt any plan of recapitalization, restructuring, reorganization or liquidation or commence any restructuring of its indebtedness;

(l) make or change any material Tax election, file any material amended Tax Returns or settle any material Tax claim, audit or assessment;

(m) make any change in any method of accounting or accounting practice by the Company or any Subsidiary except for any such change required by reason of a concurrent change in GAAP;

(n) without a prior written consent of Buyer, such consent not to be unreasonably withheld, make any material change to the Tax Sharing Agreement; or

(o) make any material capital expenditures or commitments that aggregate in excess of $100,000, excluding capital expenditures made in accordance with the projections previously provided to the Buyer;

(p) agree or commit to do any of the foregoing.

Parent shall use reasonable best efforts to cause the Company and each Subsidiary not to take any action that would make any representation or warranty of Parent and Seller hereunder inaccurate in any respect at the Closing Date such that the closing condition set forth in Section 9.02(a) shall not be satisfied as of such date.

Section 5.03. Access to Information. From the date hereof until the Closing Date, Parent shall use reasonable best efforts to cause the Company to (i) give, and cause each Subsidiary to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records and other information of the Company and the Subsidiaries, (ii) furnish, and cause each Subsidiary to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or any Subsidiary as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company or any Subsidiary to cooperate with Buyer in its investigation of the Company or any Subsidiary. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. Notwithstanding the foregoing, Buyer shall not have access to personnel records of the Company and the Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in the Company’s good faith opinion could subject the Company or any Subsidiary to risk of liability.

Section 5.04. Intercompany Accounts. Parent shall use reasonable best efforts to cause all intercompany accounts between Parent, Seller or their Affiliates, on the one hand, and the Company or any Subsidiary, on the other hand, as of the Closing (excluding the Credit Facility and the Senior Notes) to be settled (irrespective of the terms of payment of such intercompany accounts) in the manner provided in this Section. At least two business days prior to the Closing, Parent shall prepare and deliver to Buyer a statement setting out in reasonable detail the calculation of all such intercompany account balances

(excluding the Credit Facility and the Senior Notes) based upon the latest available financial information as of such date and, to the extent requested by Buyer, provide Buyer with supporting documentation to verify the underlying intercompany charges and transactions. All such intercompany account balances (excluding the Credit Facility and the Senior Notes) shall be paid in full in cash on or prior to the Closing. Notwithstanding anything to the contrary, this Section 5.04 shall not apply to any intercompany account arising under the Tax Sharing Agreement, which shall be governed by Article 8.

Section 5.05. Board Composition. Upon the Closing, Parent shall cause the resignation of members of the Company’s Board of Directors designated by Parent.

Section 5.06. Non-Solicitation. Except as set forth on Schedule 5.06, each of Parent and Seller agree that for a period of twenty-four months from the Closing Date, neither it nor any of its Affiliates shall directly solicit the performance of services by any current employee of the Company or any Subsidiary.

Section 5.07. Other Offers. Parent and its Affiliates will not, and shall cause their respective directors, officers, employees, representatives and agents not to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal for or involving any merger or business combination involving the Company or any Subsidiary, or for the acquisition of Shares or the Credit Facility (an “Acquisition Proposal”), or enter into negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to any Person (other than Buyer) that may be considering making, or has made, an Acquisition Proposal.

Section 5.08. Special Committee Consents. Subject to Section 13.16 below, Parent shall use its reasonable best efforts to facilitate the approval of the Amendment, Assignment and Acceptance by the special committee (the “Special Committee”) of the board of directors of the Company.

Section 5.09. Representations and Warranties; Conditions to Closing. From the date hereof until the Closing Date, Parent and the Seller shall disclose to Buyer in writing (in the form of updated schedules) any variances from the representations and warranties contained in Article 3, as amended by Article 10 in the event of a Parent Election, promptly upon the Parent’s or the Seller’s obtaining Knowledge thereof that will or may result in the failure to satisfy any of the conditions, prior to Closing, specified in Article 9 of this Agreement and any failure of Parent or Seller, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement. In the event that a representation or warranty is supplemented or amended prior to Closing as provided in this Section 5.09, and to the extent that the failure of such representation or warranty to be so supplemented or amended would have constituted a failure to satisfy the condition set forth in Section 9.02(a)(ii), such representation or warranty, as so supplemented or amended will be used for the purpose of determining any liability under Article 11.

Section 5.10. Non-compete. Neither Parent nor any Affiliate of Parent shall engage or invest in any business that competes with any existing business of a Company or any Subsidiary for a period of five years following the Closing Date, except (i) for passive investments in up to 5% of the capital stock of any publicly-traded competing entity, (ii) for acquisitions of businesses whose primary business is not the monitored alarm business, provided that the annual consolidated gross revenues of such acquired business for its most recently completed fiscal year prior to such acquisition related to the monitored alarm business do not exceed 10% of such businesses’ total consolidated gross revenues for such period and (iii) as set forth on Schedule 5.10.

Section 5.11. RSUs. In the event that any shares of Company Common Stock held by Parent or its Affiliates currently subject to RSUs are no longer subject to RSUs but continue to be held by Parent, Parent shall deliver to Buyer such shares without any further consideration paid by Buyer, and such shares shall, for all purposes hereunder, be deemed Shares.

Section 5.12. Credit Facility; Other Agreements. Except as contemplated by this Agreement, (i) Seller shall not permit any amendment to be made to the Credit Facility nor shall Seller waive any provision of the Credit Facility and (ii) Parent and Seller will not enter into, amend, or waive any material provision of, any agreement between Parent or Seller, on the one hand, and the Company and a Subsidiary, on the other hand, unless in the case of this clause (ii) expressly consented to in writing by Buyer (which consent will not unreasonably be withheld).

Section 5.13. Director and Officer Insurance Rebate. After the Closing, in the event that Parent receives any rebate of any amounts paid for director and officer insurance as the result of the consummation of the transactions contemplated by this Agreement, Parent shall promptly pay over to the Company the pro rata portion of such rebate that was paid by the Company or any of its Subsidiaries.

Section 5.14. Third-party Consents. Prior to the Closing, Parent shall use its reasonable best efforts to obtain or assist the Company in obtaining such consents or other instruments as are necessary or advisable to make available to the Company after the Closing the benefits of those agreements and arrangements specified on Schedule 5.14.

ARTICLE 6

COVENANTS OF BUYER

Buyer agrees that:

Section 6.01. Access; Cooperation. The parties acknowledge that immediately following Closing the Company will remain a publicly traded corporation separate from Buyer and that Buyer will have only limited authority with respect to actions taken by the Company. However, given such circumstances, Buyer will use its reasonable best efforts to cause the Company, each Subsidiary and, in the event of a Parent Election, Seller, on and after the Closing Date, to afford promptly to Parent and its agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit Parent to determine any matter relating to its rights and obligations hereunder (including without limitation under Article 8 and Article 11 or to any period ending on or before the Closing Date; provided that any such access by Parent shall not unreasonably interfere with the conduct of the business of the Company. Parent will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company, any Subsidiary or, in the event of a Parent Election, Seller, provided to it pursuant to this Section. In the event of a Parent Election, after the Closing Buyer shall, and shall cause Seller to, cooperate with Parent in taking all reasonable actions as may be necessary or advisable for purposes of carrying out the purposes of this Agreement.

Section 6.02. Representations and Warranties. From the date hereof until the Closing Date, Buyer shall promptly disclose to the Parent in writing any material variances from Buyer’s representations and warranties contained in Article 4 promptly upon Buyer’s obtaining knowledge thereof. In the event that a representation or warranty is supplemented or amended prior to Closing as provided in this Section 6.02, and to the extent that the failure of such representation or warranty to be so supplemented or amended would have constituted a failure to satisfy the condition set forth in Section 9.03(a)(ii), such representation or warranty, as so supplemented or amended will be used for the purpose of determining any liability under Article 11.

Section 6.03. Purchasing Entity. Buyer acknowledges that, at the Closing, the party that purchases the Shares or the WII Stock, as the case may be, pursuant to this Agreement must be a corporation and Buyer agrees to take all such actions pursuant to Section 13.04 as are necessary or advisable to cause the entity purchasing the Shares or the WII Stock, as the case may be, at the Closing to be a corporation duly incorporated, validly existing and in good standing under the laws of a state of the United States of America.

ARTICLE 7

COVENANTS OF BUYER AND PARENT

Buyer and Parent agree that:

Section	7.01. Reasonable Best Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, and in particular, to Sections 3.15 and 3.16, Buyer and Parent will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations (including taking actions to promptly prepare, file and deliver all registrations, filings and applications, requests and notices (collectively, the “Approval Filings”) to consummate the transactions contemplated by this Agreement and the Transaction Agreements. Buyer, Parent and Seller agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Transaction Agreements, including taking such actions as are reasonably necessary or desirable to cause the conditions set forth in Article 9 to be satisfied.

(b) Without limiting the generality of the foregoing Section 7.01(a), as promptly as practicable, but not later than ten business days after the execution of this Agreement, if applicable, Buyer and Parent will file with the Federal Trade Commission and the Department of Justice the notification and report form required for consummation of the transactions described in the Agreement (the “Transactions”), and any supplemental information request in connection therewith, pursuant to the HSR Act. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. The parties will thereafter prosecute the application with all reasonable diligence and will otherwise use reasonable best efforts to obtain the termination of the HSR Act review as expeditiously as possible. Buyer and Parent shall each be responsible for one-half of all HSR Act filing fees. Parent shall make any necessary or appropriate filings with and take other such actions as may be advisable to submit this Agreement and the Transactions for review by the State Corporations Commission of the State of Kansas as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested in connection with such filings and actions and to take all other actions reasonably necessary to cause the receipt of any necessary approvals by the State Corporations Commission of the State of Kansas as soon as practicable; provided that Parent shall make the preliminary filing with the State Corporations Commission of the State of Kansas no later than ten business days after the execution of this Agreement.

(c) The parties acknowledge that they may be required or desire to communicate with Governmental Bodies regarding the Transactions both before and after the Closing. Each party agrees to use reasonable best efforts to consult with the other party in advance of any material communications, whether written or oral, with any Governmental Body regarding the Transactions. Except for documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino notification and report form or communications regarding the same or documents or information submitted in response to any request for additional information or documents pursuant to the HSR Act that reveal Parent’s or Buyer’s negotiating objectives or strategies or purchase price expectations, (a) each party agrees to submit all Approval Filings made by such party to the other party for review and approval (which approval shall not be unreasonably withheld) prior to their submission to any Governmental Body, and (b) each party further agrees to forward to the other copies of any material (written or electronic, including electronic mail) communications sent by it or its representatives or received by it from, any Governmental Body regarding the Transactions and to use reasonable best efforts to advise the other party of any material oral communications with any Governmental Body regarding the Transactions. All such communications will be disclosed to the other party promptly after they are sent or received in the case of written communications or promptly following any oral communication with a Governmental Body. Parent and Buyer will use reasonable best efforts to coordinate and promptly respond to any Inquiry.

Section 7.02. Certain Filings. Buyer and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03. Confidentiality; Public Announcements. Except as may be required in performance of the covenants set forth in Sections 7.01 and 7.02, the information obtained pursuant to Sections 5.04 and 6.01 or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby shall be governed by the terms of the Confidentiality Agreement dated as of June 2, 2003 by and between the Buyer and Parent (the “Confidentiality Agreement”). Buyer and Parent shall continue to be bound by all of the provisions of the Confidentiality Agreement, provided that effective upon Closing, the Confidentiality Agreement shall continue to apply to confidential information of Seller (if the Parent Election has been made), the Company and the Subsidiaries, only to the extent such information relates to Parent (and, if the Parent Election has not been made, Seller). At the Closing, Parent and, unless the Parent Election has been made, Seller shall assign, and

Buyer shall accept, all of Parent’s (and Seller’s, if applicable) rights and obligations under confidentiality agreements of like tenor with the Confidentiality Agreement entered into by Parent (and Seller, if applicable) with other Persons in connection with Parent’s efforts to sell Seller’s interests in the Company.

Buyer and Parent shall issue a mutually acceptable joint press release regarding the transactions contemplated by this agreement, and Buyer hereby consents to Parent’s filing of such press release and a copy of this Agreement on an appropriate report with the Securities and Exchange Commission, in each case, as promptly as practicable on or after the date of this Agreement. Neither Buyer, Parent nor Seller shall issue any other press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, customers or suppliers of the Company or any Subsidiary without the joint approval of the Buyer and Parent, unless required by law based upon advice of counsel, in which case the Buyer and Parent shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication.

Notwithstanding any other provision of this Agreement to the contrary, the parties shall be permitted to disclose the tax treatment and tax structure of the transactions contemplated by this Agreement (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure to the extent nondisclosure is reasonably necessary to comply with applicable federal or state securities laws and without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information). Moreover, notwithstanding any other provision of this Agreement, there shall be no limitation on either party’s ability to consult any tax adviser, whether or not independent from the parties, regarding the tax treatment or tax structure of the transactions contemplated hereby.

Section 7.04. Service Agreement. The Service Agreement shall continue in full force and effect for a period of twelve months after the Closing (unless earlier terminated by the Company and Parent), and Parent shall, and Buyer shall use its reasonable best efforts to cause the Company to, continue to perform such parties’ respective obligations under the Service Agreement for such period in accordance with the terms of the Service Agreement in effect as of the date hereof, subject to the receipt of adequate assurances of payment and the other obligations to be performed thereunder by the Company, provided, that Parent shall bill the Company for such services at Parent’s actual cost (including incurred allocable overhead).

Section 7.05. Management Agreements. The parties acknowledge that the employment contracts referred to in Schedule 3.16 hereto were adopted pursuant to normal procedures by the Company’s Board of Directors and none of the parties will challenge the validity of such contracts.

Section 7.06. Right of First Offer.

(a) Parent agrees that if, at any time prior to the second anniversary of the Closing Date (the “Cut-off Date”), it proposes to sell, transfer or otherwise dispose (“Transfer”) of all or a portion of its Senior Notes (the “Offered Interests”) to any Person other than an Affiliate of Parent, Parent shall offer to sell such Offered Interests to Buyer. Such offer by Parent to Buyer (the “Sale Offer”) shall be in writing (the “Sale Notice”), shall set forth the price (the “Offer Price”) at which Parent is willing to sell such Offered Interests to Buyer, and shall be irrevocable until 5:00 pm Eastern time on the business day following the date on which such offer is made (the “Offer Period”). Prior to any Transfer of any Senior Notes by Parent to an Affiliate of Parent, Parent agrees to cause such Person to agree in writing (for the benefit of Parent and Buyer) to be bound by the terms and conditions of this Section 7.06 with respect to any such Senior Notes.

(b) At any time during the Offer Period, Buyer may elect to exercise its right (the “First Offer Right”) to accept the Sale Offer by delivering written notice to Parent within the Offer Period specifying its election. If Buyer elects to exercise its First Offer Right, then the closing of the sale of all such Offered Interests to the Buyer shall take place as soon as reasonably practicable after the delivery of the written notice of election by Buyer referred to above, but in any event not later than the end of the fifth business day following the end of the Offer Period. At such closing, Parent shall sell the Offered Interests to Buyer or any of its Affiliate(s) designated by Buyer, and Buyer shall, or shall cause such Affiliate(s) to, make full payment of the purchase price for the Offered Interests by wire transfer in immediately available funds, to an account specified by Parent. If Buyer does not elect to exercise its First Offer Right, Parent shall be free to Transfer such Offered Interests to any Person at a price at least equal to the Offer Price; provided that Parent may not sell such Offered Interests to any Person other than an Affiliate of Parent for a price less than the Offer Price without complying with the provisions of this Section 7.06.

ARTICLE 8

TAX MATTERS

Section 8.01. Tax Representations. Parent and Seller represent and warrant to Buyer as of the date hereof and as of the Closing Date that, except as set forth on Schedule 8.01, (i) all Tax returns, statements, reports and forms that are material and required to be filed with any Taxing Authority on or before the Closing Date with respect to the Company or any Subsidiary (collectively, the

“Returns”) have been timely filed; (ii) all Taxes due and payable for the periods governed by such Returns (whether or not shown thereon) have been timely paid, or withheld and remitted to the appropriate Taxing Authority; (iii) the Returns are true, correct and complete in all material respects; (iv) there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to the Company or any Subsidiary in respect of any material Tax; (v) neither the Company nor any Subsidiary is party to any agreement binding the Company or any Subsidiary that provides for the allocation, apportionment, sharing or assignment of or indemnity for any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any person’s Tax liability, other than the Tax Sharing Agreement; (vi) no Liens (other than Permitted Liens) have been filed against the Company or any Subsidiary in respect of Taxes; (vii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by or with respect to the Company or any Subsidiary; (viii) neither the Company nor any Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, a taxable period or portion thereof beginning after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (c) installment sale or open transaction disposition made on or prior to the Closing Date; or (d) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); and (ix) no claim is pending against the Company or the Subsidiaries in a jurisdiction where the Company or Subsidiary does not file Tax Returns that such Company or Subsidiary is or may be subject to tax in that jurisdiction.

Section 8.02. Section 338(h)(10) Election.

(a) At Parent’s written request (such request to be provided, if at all, not later than eight months after the end of the month in which the Closing occurs), and provided that the Company has received at least $20.0 million of payments under the Tax Sharing Agreement after December 1, 2003 and on or prior to the Closing, Buyer agrees to join Seller in making a timely election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to the Company and, to the extent Parent shall so request, each of its Subsidiaries (the “Section 338(h)(10) Election”), and agrees to file such election in accordance with applicable Treasury regulations and to use reasonable best efforts to preserve the benefits of such election for Parent.

(b) The Section 338(h)(10) Election shall properly reflect the Price Allocation (as hereinafter defined). If Parent provides a written request to Buyer with respect to the Section 338(h)(10) Election pursuant to Section 8.02(a), then,

Parent and Buyer shall jointly prepare a statement (the “Allocation Statement”) allocating the ADSP (as such term is defined in Treasury Regulations Section 1.338-4, the “Aggregate Deemed Sales Price”) of the assets of the Company and its Subsidiaries in accordance with the Treasury regulations promulgated under Section 338(h)(10) of the Code. Buyer and Parent will negotiate in good faith to resolve any dispute arising with respect to the Allocation Statement. If Buyer and Parent fail to promptly resolve any such dispute, Buyer and Parent shall retain independent accountants of national recognized standing reasonably acceptable to both parties (the “Accounting Referee”), and the Accounting Referee shall determine whether the allocation with respect to the disputed items was reasonable and, if not reasonable, shall appropriately revise the Allocation Statement. The determination of the Accounting Referee shall be final and binding upon the parties and the Accounting Referee’s cost shall be borne equally by the parties. Upon an agreement or resolution of the disputed items either by negotiation or by the Accounting Referee, the allocation reflected on the Allocation Statement (as such may have been adjusted) shall be the “Price Allocation” and shall be binding on the parties hereto. In any case, the Price Allocation will be finalized no later than 45 days prior to the due date for filing the Section 338(h)(10) Election. Buyer and Parent agree to act in accordance with the Price Allocation in the preparation, filing and audit of any Tax Return.

(c) Notwithstanding anything in this Agreement to the contrary and to avoid any doubt, Buyer shall not indemnify Parent or Seller against any failure of Parent or Seller to realize any Tax benefit by reason of making the Section 338(h)(10) Election or by reason of failure to make an effective Section 338(h)(10) Election.

Section 8.03. Other Tax Matters.

(a) Parent shall include the Company and its Subsidiaries in Parent’s consolidated Federal Tax Return and in any Combined Tax Return through the close of business on the Closing Date.

(b) All Federal Tax and Combined Tax Returns required to be filed after the Closing Date with respect to the Company or any Subsidiary with respect to any Pre-Closing Tax Period will be filed by Parent when due (taking into account any extension of a required filing date). Such Returns must be filed consistent with past practice, but in any case in accordance with applicable Law.

(c) Buyer covenants that it will not cause the Company, any Subsidiary or any Affiliate of Buyer to take any action on the Closing Date other than in the ordinary course of business that Buyer knows would reasonably be expected to give rise to any Tax liability or reduce any Tax Asset of the Parent Group.

(d) Buyer shall (i) use its reasonable best efforts to cause the Company or any Subsidiary to pay to Parent all refunds of Taxes (other than as provided in Section 8.08) and interest thereon received by the Company or any Subsidiary attributable to Taxes paid by Parent, Seller, the Company or any Subsidiary (or any predecessor or Affiliate of Parent or Seller) with respect to any Pre-Closing Tax Period and (ii) promptly pay or cause to be paid to Parent all such refunds of Taxes (other than as provided in Section 8.08) and interest thereon received by Buyer or any Affiliate of Buyer.

(e) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) shall be borne equally by Parent and Buyer and Buyer will file all necessary Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Parent will, and will cause its Affiliates to, join in the execution of any such Returns and other documentation. Buyer and Parent will split any costs associated with such filing.

(f) Notwithstanding Section 8.04(a), Buyer agrees that Parent is to have no liability for any Tax resulting from any action, referred to in Section 8.03(c), of the Company, any Subsidiary, Buyer or any Affiliate of Buyer and agrees to indemnify and hold harmless Parent and its Affiliates against (i) any such Tax (together with any interest, penalty, addition to Tax or additional amount), (ii) any Tax or Damages incurred or suffered by Parent or any of its Affiliates, arising out of its breach of any other covenant or agreement contained in this Article 8, (iii) any Tax imposed on the Company or any Subsidiary with respect to a taxable period or portion thereof beginning after the Closing Date that is not subject to Parent’s indemnification obligation under Section 8.04(a) and (iv) any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in clause (i), (ii) or (iii) above. Parent agrees to give prompt notice to Buyer of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought under this Section 8.03(f). Buyer may participate in any such suit, action or proceeding at its own expense and the parties hereto shall cooperate in the defense or prosecution thereof. Parent and its Affiliates shall not settle or compromise any such claim without the prior written consent of Buyer, which shall not be unreasonably withheld.

(g) Buyer and Parent agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and any Subsidiary as is reasonably necessary for the filing of any Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer and Parent agree to retain or cause to be retained all books and records pertinent to the Company and the Subsidiaries until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority. Buyer shall use its reasonable efforts to cause the Company to give Parent reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if Parent so requests, to cause the Company to allow Parent to take possession of such books and records. Buyer and Parent shall cooperate with each other in the conduct of any audit or other proceedings in relation to Tax matters involving the Company or any Subsidiary and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

Section	8.04. Indemnification by Parent.

(a) Parent hereby indemnifies Buyer against and agrees to hold it harmless from any (i) Taxes imposed on the Company or any Subsidiary relating to a Pre-Closing Tax Period; (ii) Taxes arising out of the Section 338(h)(10) Election; (iii) Taxes resulting from any restructuring of Seller prior to the Closing in connection with the Parent Election, if applicable; and (iv) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in clause (i), (ii) or (iii) (the sum of (i), (ii), (iii) and (iv) being referred to as a “Loss”); provided, however, that Parent shall have no liability for the payment of any loss attributable to or resulting from any action described in Section 8.03(c) hereof.

(b) Any payment by Parent pursuant to this Section 8.04 shall be made not later than 20 days after receipt by Parent of written notice from Buyer stating that any Loss has been paid by Buyer, any of its Affiliates or, effective upon the Closing, the Company or any Subsidiary and the amount thereof and of the indemnity payment requested.

(c) If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to this Section 8.04 is asserted in writing against Buyer, any of its Affiliates or, effective upon the Closing, the Company or any Subsidiary, Buyer shall notify Parent of such claim or demand within 10 days of receipt thereof, or such earlier time that would allow Parent to timely respond to such claim or demand, and shall give Parent such information with respect thereto as Parent may reasonably request. Parent may discharge, at any time, its indemnification obligation under this Section 8.04 by paying to Buyer the amount payable pursuant to this Section 8.04, calculated on the date of such payment. Parent may, at its own expense, participate in and, upon notice to Buyer, assume the defense of any such claim, suit, action, litigation or proceeding (including any Tax audit). If Parent assumes such defense, Parent shall control the conduct of such defense, Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Parent and Parent shall not compromise or settle such claim without Buyer’s consent, which shall not be unreasonably withheld, if it could have an adverse impact in a taxable period after the Closing Date; provided, however, that if a claim or demand is with respect to a Straddle Period, Buyer and Parent shall jointly control any defense and neither party shall compromise or settle such claim without the prior written consent of the other party, which shall not be unreasonably withheld. Whether or not Parent chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

Section 8.05. Purchase Price Adjustment in Relation to Tax Sharing Payments.

(a) Buyer agrees to pay to Parent an amount in cash equal to 50% of the net payments in excess of $20.0 million received by the Company on or after December 1, 2003 and on or before the Tax Settlement Date from Parent or any of its Affiliates on account of, and pursuant to, the Tax Sharing Agreement, provided that the amount payable by Buyer to Parent pursuant to this Section 8.05 shall not exceed $15 million. If the Final Restructuring Date occurs prior to the second anniversary of the Closing, payments required to be made pursuant to this Section 8.05(a) with respect to payments by Parent or its Affiliates on or prior to the Final Restructuring Date shall be paid on the Final Restructuring Date, and any payments required to be made pursuant to this Section 8.05(a) that are not made pursuant to the foregoing clause shall be made on the second anniversary of the Closing (the “Tax Settlement Date”), and, in each case, shall be made by wire transfer to an account of Parent with a bank designated by Parent, by notice to Buyer, which notice shall be delivered not later than two business days after Buyer’s written request for such information.

(b) Notwithstanding any other provision of this Agreement, on the Tax Settlement Date, Parent agrees to pay to the Buyer the amount, if any, by which the net payments received by the Company from Parent and its Affiliates on account of, and pursuant to, the Tax Sharing Agreement on or after December 1, 2003 (the amount of such payments to be negative to the extent payments from the Company exceed payments to the Company under the Tax Sharing Agreement during such period including payments made in connection with Section 8.07) is less than $20.0 million.

(c) The parties hereby agree that any amount paid by Buyer to Parent pursuant to this Section 8.05 will be treated as an adjustment to (i) the Share Purchase Price and the Debt Assignment Price proportionately, taking into account any adjustments made to the Share Purchase Price or the Debt Assignment Price pursuant to any other section of this Agreement, or (ii) the purchase price paid for the WII Stock, as applicable.

Section 8.06. Straddle Periods. For purposes of this Article 8, whenever it is necessary to determine the liability for Taxes of the Company or the Subsidiaries for a portion of a taxable year or period that begins before and ends after the Closing Date (a “Straddle Period”), the determination of such Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined (i) in the case of income taxes, and any other Taxes not addressed in clause (ii) below, based upon an interim closing of the books of the relevant Company or Subsidiary as of the close of business on the Closing Date and (ii) in the case of real and personal property Taxes, based upon the relative number of days in the portion of the taxable period up to and including the Closing Date and the portion of the taxable period subsequent to the Closing Date.

Section 8.07. Termination of Company’s Obligations Under the Tax Sharing Agreement. Parent and Seller agree to amend, and will use their respective reasonable best efforts to cause the Company to amend, the Tax Sharing Agreement to provide that the Tax Sharing Agreement shall terminate and the Company shall have no further obligation to make payments thereunder upon the withdrawal of the Company from the Parent’s consolidated tax group (which will occur upon the Closing) and, in the event that the Company does not agree to any such amendment, Parent and Seller agree (i) to defer until the Tax Settlement Date collection of payments, if any, due from the Company under the Tax Sharing Agreement to the extent such payments would exceed the gross amount of tax sharing payments made to the Company since December 1, 2003, and (ii) to waive any rights with respect to obligations owed by the Company under the Tax Sharing Agreement after the Tax Settlement Date, except to the extent expressly described herein.

Section 8.08. Tax Attributes. The parties acknowledge that immediately following Closing the Company will remain a publicly traded corporation separate from Buyer and that Buyer will have only limited authority with respect to actions taken by the Company. However, given such circumstances, to the extent permitted by Law, Buyer shall use its reasonable best efforts to cause the Company or any Subsidiary not to carry back to any taxable period, or portion thereof, ending on or before the Closing Date any operating losses, net operating losses, capital losses, Tax credits or similar items arising in a taxable period beginning after the Closing Date without the prior written consent of Parent or Seller; provided, however, that with respect to any such Tax attributes that are required by law to be carried back, the Company and each Subsidiary shall be entitled to carryback such Tax attributes to a period ending on or before Closing Date and shall be entitled to any refund arising therefrom.

ARTICLE 9

CONDITIONS TO CLOSING

Section 9.01. Conditions to Obligations of Buyer, Parent and Seller. The obligations of Buyer, Parent and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(b) No statute, rule, regulation, injunction, writ, judgment, decree or order shall have been enacted or issued by a Governmental Body which would impair the full performance of the terms of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded and no proceeding or lawsuit will have been commenced by any Governmental Body for the purpose of obtaining any such injunction, writ, judgment, decree or other order and no written notice will have been received from any Governmental Body indicating an intent to restrain, prevent or restructure the transactions contemplated by this Agreement.

(c) All material actions by or in respect of or material, consents, approvals, orders or authorizations of, or filings, registrations or declarations with any Governmental Body, and the other transactions contemplated hereby, agency, official or authority required to permit the consummation of the Closing and the other transactions contemplated hereby shall have been taken, made or obtained.

(d) Seller, Buyer and the Company shall have executed and delivered to each other the Amendment, Assignment and Acceptance; provided, however, that if all of the conditions to the Closing set forth in this Section 9.01 (other than this subparagraph (d)) and in Section 9.02 have been satisfied, Parent may elect (the “Parent Election”), by written notice to Buyer, to sell to Buyer, and Buyer shall purchase, the WII Stock and the Closing shall take place as described in Section 2.02(b) and Article 10 hereof.

Section 9.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) (i) Parent and Seller shall have performed in all material respects all of their respective obligations hereunder required to be performed by Parent and Seller on or prior to the Closing Date, (ii) the representations and warranties of Parent and Seller contained in this Agreement and in any certificate or other writing delivered by Parent or Seller pursuant hereto shall in each case, if specifically qualified by Material Adverse Effect or materiality, be true and correct in all respects and, if not so qualified, be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (other than those representations and warranties that address matters as of particular dates which shall be true and correct or true and correct in all material respects, as the case may be, as of such particular dates); provided, however, that in the event that Parent makes a Parent Election, the representations and warranties made in respect of Seller shall be true and correct in all respects, without regard to any Material Adverse Effect or materiality qualification, and (iii) Buyer shall have received a certificate signed by the Chief Finance Officer of Parent to the foregoing effect.

(b) Buyer shall have received all documents it may reasonably request relating to the existence of Parent, Seller, the Company and the Subsidiaries and the authority of Parent and Seller for this Agreement, and any documents required to transfer the Shares, the WII Stock and the Committed Sums and Principal Amount under the Credit Facility, as the case may be, to the Buyer, all in form and substance reasonably satisfactory to Buyer.

(c) Seller shall have executed and delivered to the Buyer a certification to the effect that Seller is not a “foreign person” as defined in Section 1445 of the Code.

(d) The transactions contemplated hereby shall have been approved by the State Corporation Commission of the State of Kansas without any change that would materially and adversely affect Buyer’s ability to conduct the business of the Company (as presently conducted) after the Closing.

(e) Between the date hereof and the Closing Date, there shall not have occurred any Material Adverse Effect, or any development which would reasonably be expected to result in a Material Adverse Effect.

(f) Parent or the Company shall have obtained all of the consents or other instruments referred to in Section 5.14, other than such consents or instruments the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

(g) No claim, proceeding or any other action at law or in equity shall have been commenced by any Person (including any Governmental Body) which would reasonably be expected to prevent any of Parent, Seller and Buyer from performing its respective obligations under this Agreement or the Transactions Documents. No written notice shall have been received from any Governmental Body threatening to commence a proceeding, or making any claim, against the Company, based on alleged misconduct of its present or former directors or officers (acting in their capacities as directors or officers of the Company); and no written notice shall have been received from any Person commencing or stating an intention to commence an action at law or equity against the Company which, if adversely determined, would have a Material Adverse Effect, based on a claim not reasonably related to the existence of this Agreement or to a fact, matter, document, event or occurrence disclosed in this Agreement or in the schedules hereto or otherwise previously made available to Buyer.

Section 9.03. Conditions to Obligation of Parent and Seller. The obligation of Parent and Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Parent shall have received a certificate signed by a manager of Buyer to the foregoing effect.

(b) Parent shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Parent.

(c) Buyer shall have executed and delivered to Parent an effective, irrevocable election under Section 338(h)(10) of the Code in form and substance satisfactory to Parent and shall have delivered all documents in connection therewith as Parent may reasonably request.

(d) The transactions contemplated hereby shall have been approved by the State Corporation Commission of the State of Kansas without any change or condition that would result in a material expense or would materially and adversely affect the economic benefits of such transactions to Seller or Parent.

(e) No claim, proceeding or any other action at law or in equity shall have been commenced by any Person (including any Governmental Body) which would reasonably be expected to prevent any of Parent, Seller and Buyer from performing its respective obligations under this Agreement or the Transactions Documents.

ARTICLE 10

PARENT ELECTION

In the event that Parent shall have elected to satisfy the condition to Closing set forth in Section 9.01(d) by delivering the Parent Election, the provisions set forth below shall apply to modify, supplement or supercede the provisions elsewhere in this Agreement, in each case as specified below.

Section 10.01. Additional Representations and Warranties. The following additional representations and warranties of Parent shall be deemed a part of Article 3:

(a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all Permits and qualifications required to carry on its business as now conducted. Seller has not received any notice of proceedings relating to the revocation or modification of any such Permit.

(b) The authorized capital stock of the Seller consists of 550,000,000 shares of stock, of which 500,000,000 shares are designated common stock, $0.01 par value per share, 45,000,000 shares are designated Series A Junior Participating Preferred Stock, par value $0.01 per share, and 5,000,000 shares are undesignated preferred stock. As of the date of this Agreement, there were an aggregate of 73,197,717 shares of Seller common stock (the “Seller Stock”) issued and outstanding and no shares of preferred stock issued and outstanding. All outstanding shares of Seller Stock have been duly authorized and validly issued and are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights. There are no (i) outstanding securities of Seller convertible into or exchangeable for shares of capital stock or voting securities of Seller or (ii) outstanding options, subscription rights or warrants or other rights or other agreements to acquire from Seller, or other obligation of Seller to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Seller (the items in clauses (i) and (ii), together with the Seller Stock, being referred to collectively as the “Seller Securities”). There are no outstanding obligations of Seller, the Company or any Subsidiaries to repurchase, redeem or otherwise acquire any of the Seller Securities. There are no shareholders agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the capital stock of Seller.

(c) Parent is the record and beneficial owner of 100% of the issued and outstanding Seller Stock, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Seller Stock), and will transfer and deliver to Buyer at the Closing valid title to all of the issued and outstanding Seller Stock free and clear of any Lien and any such limitation or restriction.

(d) Other than the Shares and Seller’s rights and obligations under the Credit Facility (the “Subject Assets”), at the Closing Seller shall have no operations, assets or liabilities (contingent or otherwise) or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there shall be no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation.

(e) Attached as Exhibit A is a true and correct copy of the Disposition Plan describing the means by which Seller shall transfer all of its assets, liabilities and other obligations (except for the Subject Assets) to the Parent or an Affiliate of the Parent other than the Company and the Subsidiaries.

(f) There are no actions, suits or proceedings, at law or in equity, pending or, to Parent’s knowledge, threatened to which the Seller is a party or to which any of the properties of the Seller are subject or any actions, suits or proceedings before or by any Governmental Body.

(g) Seller is not in violation of any applicable Law. Seller has not received any notice from any Governmental Body asserting any failure to comply with any applicable Law that has not been fully addressed and resolved.

Section 10.02. Modified Representations and Warranties.

(a) The representations and warranties of Parent and Seller set forth in Sections 3.05 and 3.06 hereof shall be deemed to read in their entirety as follows:

“3.05. Ownership of Shares. Seller is the record and beneficial owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares). Neither Parent nor Seller owns any equity securities of the Company or any Subsidiary other than the Shares, except for 783,400 shares underlying restricted stock units (“RSUs”) granted to current and former employees of Parent.”

“3.06 Credit Facility. (a) The Credit Facility is a valid and binding agreement of Seller, the Company (and the Subsidiaries party thereto) and is in full force and neither Seller nor the Company nor any Subsidiary is in default or breach in any respect under the terms of the Credit Facility (except any default caused by the consummation of the transactions contemplated hereby), and the Company’s and the Subsidiaries’ obligations under the Credit Facility are enforceable against such entities in accordance with their terms, subject to the effects of applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally and equitable principals of general applicability. Seller is the legal and beneficial owner of 100% of the Committed Sums and Principal Debt under the Credit Facility, free and clear of any Liens. No representation or warranty is made hereby as to the value or priority of claim of the Committed Sums and Principal Debt under the Credit Facility.

(b) Parent has provided or made available to Buyer true and correct copies of all material documents in Parent’s or Seller’s possession related to the Credit Facility. Attached hereto as Schedule 3.06 are true and correct copies of (i) the Credit Agreement, including all amendments and waivers thereto, (ii) all draw-down notices in Parent’s or Seller’s possession relating to the Credit Facility and (iii) all compliance certificates in Parent’s or Seller’s possession delivered by the Company. Other than the amendments and modifications contained in the documents described in clause (i) of the preceding sentence, there have been no amendments or modifications to the Credit Facility. Neither Parent nor Seller knows of any material documents relating to the Credit Facility other than the documents referred to in clauses (i), (ii) and (iii) above and such other documents as have been provided or made available to Buyer. Neither Parent nor Seller knows of any untrue statement of a material fact contained in any of the documents referred to in clauses (i), (ii) and (iii) above.”

Section 10.03. Additional Covenants. In addition to the covenants of Parent set forth in this Agreement, Parent also agrees as follows:

(a) Prior to the Closing, Parent shall take all actions necessary or appropriate to cause Parent’s representations and warranties with respect to Seller contained in Section 10.01 to be true and correct as of the Closing. Subject to the foregoing sentence, and except as contemplated by the Disposition Plan, from the date hereof until the Closing Date, Parent shall use best efforts to cause Seller to preserve intact its business organizations, permits and authorizations. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as contemplated by the first sentence of this Section 10.03 or the Disposition Plan or as disclosed on Schedule 10.03, Parent shall cause Seller not to:

(i) adopt or propose any change in its certificate of incorporation or bylaws;

(ii) merge or consolidate with any other Person or acquire a material amount of assets from any other Person;

(iii) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Seller, or repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of Seller;

(iv) incur, assume or guarantee any material indebtedness for borrowed money;

(v) issue, sell, transfer or encumber or agree to issue, sell, transfer or encumber any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock;

(vi) cause or allow the Credit Facility to be amended in any respect;

(vii) adopt any plan of recapitalization, reorganization or liquidation;

(viii) make or change any material Tax election, file any material amended Tax Returns or settle any material Tax claim, audit or assessment;

(ix) make any material change in any method of accounting or accounting practice by the Seller except for any such change required by reason of a concurrent change in GAAP;

(x) settle or compromise any suit, claim, proceeding or dispute or threatened suit, claim, proceeding or dispute if such settlement or compromise would result in (i) any injunction or similar relief or (ii) an obligation to pay any amount after Closing;

(xi) take any action outside the ordinary course of business consistent with past practice with respect to the Seller other than as set forth in the Disposition Plan.

(xii) agree or commit to do any of the foregoing.

Parent shall use best efforts to cause Seller not to take any action that would make any representation or warranty of Parent and Seller hereunder inaccurate in any respect at the Closing Date such that the closing condition set forth in Section 9.02(a) shall not be satisfied as of such date.

(b) Immediately prior to the Closing, Parent shall cause an action by unanimous written consent of the Board of Directors of Seller to be taken for purposes of causing the election to the Board of Directors of Seller such persons as are designated by Buyer and the resignation of directors designated by Parent.

Section 10.04. Modifications and Supplements to Covenants. The covenants of Parent set forth in Section 5.04 shall be deemed to read in their entirety as follows:

“5.04. Intercompany Accounts. Parent shall use reasonable best efforts to cause all intercompany accounts between Parent or its Affiliates,

on the one hand, and Seller, the Company or any Subsidiary, on the other hand, as of the Closing (excluding the Senior Notes) to be settled (irrespective of the terms of payment of such intercompany accounts) in the manner provided in this Section. At least two business days prior to the Closing, Parent shall prepare and deliver to Buyer a statement setting out in reasonable detail the calculation of all such intercompany account balances (excluding the Senior Notes) based upon the latest available financial information as of such date and, to the extent requested by Buyer, provide Buyer with supporting documentation to verify the underlying intercompany charges and transactions. All such intercompany account balances (excluding the Senior Notes) shall be paid in full in cash on or prior to the Closing. Notwithstanding anything to the contrary, this Section 5.04 shall not apply to any intercompany account arising under to the Tax Sharing Agreement, which shall be governed by Article 8.”

Section 10.05. Supplements and Modifications to Article 8.

(a) The representations of Parent and Seller set forth in Section 8.01 are hereby supplemented such that each reference to “the Company” shall be a reference to the Company and Seller.

(b) The provisions of Section 8.02 are hereby supplemented such that each reference to “Seller” shall be a reference to Parent and each reference to “the Company” shall be a reference to the Seller.

(c) The provisions of Sections 8.03, 8.04, 8.06 and Section 8.08 and the definitions of “Combined Tax,” “Federal Tax,” and “Tax” shall be modified such that each reference to “the Company” shall be a reference to the Company and Seller.

Section 10.06. Modified Condition to Obligation of Buyer. The condition to obligation of Buyer set forth in 9.02(c) hereof shall be deemed to read in its entirety as follows:

“(c) Parent shall have executed and delivered to the Buyer a certification to the effect that Parent is not a “foreign person” as defined in Section 1445 of the Code.”

“(d) Parent shall have provided to Buyer evidence reasonably satisfactory to Buyer that all assets and liabilities of Seller (other than the Shares and the Committed Sums and Principal Amount under the Credit Facility) have been transferred to Parent, without liability to Seller.”

Section 10.07. Supplements to Article 11. Section 11.01(i) is hereby supplemented to include reference to the additional representations and warranties of Parent and Seller made part of Article 3 by virtue of Section 10.01, and the references to Sections 3.05 and 3.06 in Section 11.01(i) shall be references to such sections as restated in Section 10.02. Section 11.02(a)(i) is hereby supplemented to include reference to the additional representations and warranties of Parent and Seller made part of Article 3 by virtue of Section 10.01(b)-(d), and the references to Sections 3.05 and 3.06 in Section 11.02(a)(i) shall be references to such sections as restated in Section 10.02.

ARTICLE 11

SURVIVAL; INDEMNIFICATION

Section 11.01. Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive for the following periods: (i) the covenants, agreements, representations and warranties contained in Sections 3.01, 3.02, 3.05, 3.06, 3.07, 3.15, 4.01, 4.02, 4.08, 5.11, 5.13, 6.01, 7.01, 7.02, 11.02, 11.03, 11.04, 11.05, 11.06 and Article 13 shall survive indefinitely, (ii) the representations and warranties contained in Section 3.16 shall survive until 30 days after the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), (iii) the representations and warranties contained in Section 3.17 shall survive until the third anniversary of the Closing Date, (iv) the other representations and warranties contained in Article 3 shall survive until the 18-month anniversary of the Closing Date, (v) the covenants contained in Article 8 shall survive until 30 days after expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), (vi) the covenants and agreements set forth in Section 7.03 shall survive for the periods set forth in the Confidentiality Agreement, (vii) the covenants and agreements set forth in Sections 5.06, 5.10, 7.04 and 7.06 shall survive for the periods set forth therein. Notwithstanding the preceding sentence, any, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 11.02. Indemnification.

(a) Parent hereby indemnifies Buyer and its Affiliates (including, without limit, the Company and the Subsidiaries and in the event of a Parent Election, Seller) against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) (“Damages”) incurred or suffered by Buyer or any of its Affiliates arising out of any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty a “Warranty Breach”) or breach of covenant or agreement or other provision of this Agreement by Parent or Seller (other than representations, warranties, covenants and agreements pursuant to Article 8, the remedy for which is provided for in Article 8); provided that with respect to indemnification by Parent for any Warranty Breach pursuant to this Section, other than Damages arising from breaches of Section 3.02, 3.05, 3.06, 3.16(c) and 3.16(g) (for which Buyer shall be indemnified from the first dollar), (b) Parent shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds $500,000 and then only to the extent of such excess and (c) Parent’s maximum liability for all such Warranty Breaches shall not exceed 40% of the aggregate amount paid by Buyer to Parent under this Agreement; provided further that no claim for indemnification by Buyer under this subsection (a) (other than with respect to breaches of Sections 3.02, 3.05, 3.06, 3.16(c) and 3.16(g)) shall be asserted where the amount that would otherwise be payable by the Parent hereunder relating to such claim is less than $5,000; provided further that if Parent makes a Parent Election prior to Closing, for purposes of determining whether any Warranty Breach relating to Seller exists, any qualification of the representations and warranties set forth in Section 10.01 and the representations and warranties with respect to Seller in Sections 3.05 and 3.06 (as amended by Section 10.02) by reference to the materiality of the matters stated therein and any limitation of such representations and warranties as being “to the knowledge of Parent” or words of similar effect shall be disregarded and Parent shall indemnify Buyer dollar for dollar for Damages relating to any Warranty Breach with respect to such representations and warranties relating to Seller without regard to any deductible or cap on liability described in clauses (i) and (ii) above or any minimum claim amount described in the previous proviso; provided further, that to the extent there is finally determined to be any uninsured Damages (exclusive of any deductibles) related to the matter set forth on Schedule 11.02(a), Parent shall indemnify Buyer for 50% of such damages, from the first dollar and any such payments shall be counted against Parent’s aggregate limit on liability under clause (ii) above.

(b) Buyer hereby indemnifies Parent and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Parent or any of its Affiliates arising out of any Warranty Breach or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement other than pursuant to Article 8; provided that with respect to indemnification by Buyer for any Warranty Breach pursuant to this Section, (i) Buyer shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds $500,000 and then only to the extent of such excess and (ii) Buyer’s maximum liability for all such Warranty Breaches shall not exceed 40% of the aggregate amount paid by Buyer to Parent; provided further that no claim for indemnification by Parent under this subsection (b) shall be asserted where the amount that would otherwise be payable by the Buyer hereunder relating to such claim is less than $5,000.

Section 11.03. Procedures.

(a) The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party (“Third Party Claim”) and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense; provided that such counsel shall be reasonably acceptable to the Indemnified Party. If the Indemnifying Party shall not have assumed the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03(b), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnifying Party.

(c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of or ceasing to defend such Third Party Claim if the settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim without prejudice or the settlement or cessation imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel at the Indemnifying Party’s expense or (ii) the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

(d) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e) Each Indemnified Party shall use reasonable best efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 11.02.

Section 11.04. Calculation of Damages.

(a) The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b) The Indemnifying Party shall not be liable under Section 11.02 for any consequential or punitive Damages or Damages for lost profits.

Section 11.05. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 11.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if the Indemnified Party determines in its reasonable discretion that such assignment would be materially detrimental to its reputation or future business prospects.

Section 11.06. Exclusivity. After the Closing, Section 11.02 will provide the exclusive remedy for any Warranty Breach (other than a claim based on common law fraud).

Section 11.07. Special Payment by Buyer. (a) Buyer agrees to pay to Parent 30% of the amount, if any, by which the Recovery Value exceeds the Threshold Amount. Any such payment shall be made in cash on the Final Restructuring Date or such later date promptly following the making of a final determination pursuant to the procedures set forth in the definition of “Recovery Value” below and shall be made by wire transfer to an account of Parent with a bank designated by Parent, by notice to Buyer, which notice shall be delivered not later than two business days after Buyer’s written request for such information. For purposes of this Section 11.07:

(i) “Threshold Amount” shall mean the Aggregate Purchase Price plus interest on such amount at a rate of 8.5% per annum, calculated from the day following the Closing to and including the Final Restructuring Date, compounded annually, provided that the Aggregate Purchase Price is deemed to be (a) reduced by the amount of any cash paid, and not received by any third party pursuant to any order or instruction of any Governmental Body, in respect of interest and fees by or on behalf of the borrowers under the Credit Facility from the day following the Closing to and including the Final Restructuring Date, which amount shall not be subject to any bona fide written claim and shall not have been subsequently avoided or disgorged, and (b) increased by the amount of any cash payment by the Buyer to the Parent pursuant to Section 8.05(a);

(ii) “Final Restructuring Date” shall mean the earliest to occur of (A) the date upon which any bankruptcy plan is declared effective and distributions are made with respect to the Buyer’s allowed claim based on the Credit Facility and its allowed interest based on the Shares pursuant to an order of a bankruptcy court, (B) the closing date of any out-of-court restructuring or recapitalization of the Company or any other consensual compromise, amendment, modification or other action affecting the outstanding debt obligations of the Company, including the Credit Facility, (C) the date on which Buyer and its Affiliates (not including the Company and the Subsidiaries) no longer have any interest in the Committed Sums and Principal Debt under the Credit Facility, (D) the date of termination or cancellation (or other repayment or satisfaction) of the Credit Facility and (E) if the Credit Agreement remains in effect and no bankruptcy case or out-of-court restructuring of the Company’s debt obligations has been commenced, January 5, 2006.

(iii) “Recovery Value” shall mean either (x) the fair market value as of the time of distribution of any cash, securities or other property distributed in a bankruptcy case with respect to the Company in respect of an allowed claim in respect of principal based on the Credit Facility and an allowed interest based on the Shares plus, without duplication, the fair market value of any reinstated or substitute credit facility or other financial accommodation provided by the lender under the Credit Facility in such bankruptcy case or (y) if there is no bankruptcy case with respect to the Company, the fair market value as of the time of payment of any cash, securities or other property paid by or on behalf of the borrowers under the Credit Facility following the Closing Date in respect of principal, plus the fair market value of the Credit Facility or any reinstated or substitute credit facility or other financial accommodation provided by the lender under the Credit Facility, plus the fair market value of the Shares retained by the Buyer or any cash, securities or other property exchanged therefor or otherwise given in respect thereof, provided, however, that in the event of a bona fide sale or other transfer to a third party of any portion of Buyer’s interest in the Credit Facility or the Shares, then there shall be added to the “Recovery Value” (or if Buyer’s entire interest in both the Credit Facility and the Shares is sold or otherwise transferred, then the “Recovery Value” shall be) the fair market value of all consideration received (in the case of the Credit Facility, in respect of Principal Debt) in any such sale or transfer. The Recovery Value shall be initially determined in good faith by the Buyer and shall be set forth in a certificate (which shall include detailed information regarding the basis for the calculation and the underlying assumptions) signed by a managing member of the Buyer (the “Buyer Certificate”). If Parent agrees with the Buyer Certificate, it shall so notify the Buyer within 60 days following its delivery. Parent shall have the right, which must be exercised within 60 days following delivery of the Buyer Certificate, to challenge the basis for the calculation and the underlying assumptions in the Buyer Certificate and, in connection with any such challenge, to request and receive additional information and data from the Buyer. Buyer and Parent will negotiate in good faith for 30 days to resolve any dispute arising with respect to the Buyer Certificate. If Parent and the Buyer fail to resolve any such dispute by the end of such 30-day period, Parent and the Buyer shall each select a Qualified Investment Banking Firm (and shall notify each other of such selection) within 10 days of the end of such 30-day period. The two selected Qualified Investment Banking Firms shall each conduct an appraisal of the Recovery Value, such appraisals to be conducted within 60 days of the respective appointments of the Qualified Investment Banking Firms. If the higher of the appraisals does not exceed 110% of the lower, then the Recovery Value shall be the average of such two amounts. If the higher of the appraisals is more than 110% of the lower, then the two Qualified Investment Banking Firms shall, within 10 days from such determination, select a third Qualified Investment Banking Firm (and shall notify Parent and the Buyer of such selection). If the two Qualified Investment Banking Firms are unable to agree on a third Qualified Investment Banking Firm within such 10 day period (taking into account the procedures set forth in the next two sentences), then, on the business day following the expiration of such period, each of the first two

Qualified Investment Banking Firms shall be entitled to eliminate any two of the Qualified Investment Banking Firms named on the list attached as Annex I from consideration and the third Qualified Investment Banking Firm shall be chosen by lot from the remaining pool of Qualified Investment Banking Firms. The third Qualified Investment Banking Firm shall conduct an appraisal of Recovery Value within 60 days of being selected. No party to this Agreement nor any of their Affiliates or anyone acting on behalf of any of them shall provide to the third Qualified Investment Banking Firm (i) any information regarding the Recovery Value appraisals of the first and second Qualified Investment Banking Firms (including, without limitation, the results of the first two appraisals) or (ii) any work product of the first or second Qualified Investment Banking Firms. The Buyer and Parent will ensure that each of the Qualified Investment Banking Firms selected by it or them agrees to be bound by the preceding sentence to the same extent as the parties hereto. If the third Recovery Value appraisal is equal to the average of the first two appraisals, then the Recovery Value shall be such average. If the third appraisal is higher than the average of the first two appraisals, then the Recovery Value shall be the average of such third appraisal and the higher of the first two appraisals; provided that if such average of such third appraisal and the higher of the first two appraisals exceeds 110% of the higher of the first two appraisals, then the Recovery Value shall be 110% of the higher of the first two appraisals. If the third appraisal is lower than the average of the first two appraisals, then the Recovery Value shall be the average of such third appraisal and the lower of the first two appraisals; provided that if such average of such third appraisal and the lower of the first two appraisals is less than 90% of the lower of the first two appraisals, then the Recovery Value shall be 90% of the lower of the first two appraisals. Each of the foregoing Qualified Investment shall be provided with such reasonable and customary access to information as is reasonably necessary to enable them to conduct the foregoing appraisals.

(b) The parties hereby agree that any amount paid pursuant to this Section 11.07 will be treated as an adjustment to (i) the Debt Assignment Price or (ii) the purchase price paid for the WII Stock, as applicable.

ARTICLE 12

TERMINATION

Section 12.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and Buyer;

(b) by either Parent or Buyer if the Closing shall not have been consummated on or before March 30, 2004 (the “End Date”) provided that the right to terminate this Agreement pursuant to this Section 12.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the transactions contemplated hereby to be consummated by such date; or

(c) by either Parent or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

(d) by Parent if a breach of or failure to perform any representation or warranty, covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date;

(e) by Buyer if a breach of or failure to perform any representation or warrants, covenant or agreement on the part of Parent set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date;

(f) by Parent if the condition set forth in Section 9.03(d) shall not have been satisfied;

(g) by Buyer if the condition set forth in Section 9.02(d) shall not have been satisfied.

(h) The party desiring to terminate this Agreement pursuant to clauses 12.01(b)-(g) shall give notice of such termination to the other party.

Section 12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement except for knowing or willful breaches of this Agreement prior to the time of such termination, provided that if this Agreement is terminated pursuant to Section 12.01(d) or (e), termination of this Agreement shall not relieve the party giving rise to such right of termination of liability for such breach or failure to perform. The provisions of Sections 7.03, 13.01, 13.03, 13.05, 13.06 and 13.07 shall survive any termination hereof pursuant to Section 12.01.

Article 13

MISCELLANEOUS

Section 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:

Quadrangle Advisors LLC

375 Park Avenue; 14th Floor

New York, NY 10152

Attention: David A. Tanner

Facsimile No.: (212) 418-1701

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention: Alan M. Klein

Facsimile No.: (212) 455-2502

if to Parent, to:

Westar Industries, Inc.

818 S. Kansas Avenue

Topeka, KS 66612

Attn: General Counsel

Facsimile No.: (785) 575-1625

with a copy to:

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, CA 94025

Attention: Daniel G. Kelly, Jr.

Facsimile No.: (650) 752 3601

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 13.02. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Notwithstanding the foregoing, Buyer may assign any of its rights and obligations hereunder in whole or in part to any Affiliate of Buyer without the consent of Seller; provided, however, that no such assignment by Buyer shall relieve the Buyer from any of its obligations hereunder.

Section 13.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 13.06. Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

Section 13.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in Delaware or any Delaware state court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

Section 13.08. Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of any federal court located in the State of Delaware and any Delaware state court, for the purposes of any suit, action or other proceeding arising out of this Agreement or Transaction Document or any transaction contemplated hereby or thereby. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process, summons or notice for any such suit, action or proceeding pursuant to this Section. Each party irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 13.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.10. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The provisions of this Agreement are solely for the benefit of Parent, Seller and Buyer and are not intended to confer upon any Person except the parties any rights or remedies hereunder and there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 13.11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 13.12. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 13.13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.14. Release. Effective as of the Closing, Parent and, unless the Parent Election has been made, Seller hereby irrevocably waives, releases and discharges the Company and the Subsidiaries and each of their respective directors and officers from any and all liabilities and obligations to Parent of any kind or nature whatsoever, (including, without limitation, in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, and whether arising under any agreement, or understanding or the articles, bylaws, or other constitutive documents of the Company or the Subsidiaries or otherwise at law or equity. The foregoing waiver, release and discharge shall not apply in respect of any liability or obligation arising under (i) this Agreement, (ii) the Service Agreement, (iii) the Tax Sharing Agreement, (iv) the Senior Notes or (v) any agreement entered into or to remain in effect after the Closing Date. Each of Parent and, unless the Parent Election has been made, Seller hereby assigns to Buyer all of its claims with respect to any obligations and liabilities owed to Parent or Seller by the Company or any Subsidiary, other than those liabilities and obligations described in clauses (i)-(v) of the preceding sentence.

Section 13.15. Buyer’s Reasonable Best Efforts. The parties acknowledge that immediately following Closing the Company will remain a publicly traded corporation separate from Buyer and that Buyer will have only limited authority with respect to actions taken by the Company. The parties further acknowledge that statements in this Agreement calling for the Buyer to use its “reasonable best efforts” to cause the Company to take or refrain from taking actions after Closing are made in contemplation of, and qualified by, the Buyer’s lack of authority over the Company.

Section 13.16. Parent’s and Seller’s Reasonable Best Efforts. The parties acknowledge that the Company and the Parent are separate publicly traded corporations and that, because of contractual limitations and the law governing the relationships between parent corporations and their majority-owned subsidiaries, Parent and Seller have only limited authority with respect to certain actions taken by the Company. In addition, the parties acknowledge that Parent and Seller are limited by their duties and obligations under applicable laws in their ability to cause or influence the Company or its Special Committee in connection with certain matters involving or relating to contractual and other relationships with between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other, and to the transactions contemplated by this Agreement and the other Transaction Agreements. Accordingly, the parties acknowledge that statements in this Agreement calling for Parent or Seller to use their “reasonable best efforts” to cause the Company or the Special Committee to take actions or agree to certain matters have limited effect. In particular, the parties agree that compliance with Parent’s or Seller’s obligation to use “reasonable best efforts” will under no circumstances require that (a) they provide the Company or the Special Committee with copies of or access to proprietary information or documents relating to the sale process undertaken with respect to Parent’s and Seller’s interest in the Company or any material received from or provided to bidders, (b) they spend money or make financial, operational or legal concessions in response to any request by the Company or the Special Committee with respect to pursuing alternative or additional transactions to the transactions contemplated by this Agreement involving the Company or its stockholders or other securityholders, (c) they amend or waive any of the terms of this Agreement or the other Transaction Agreements or (d) they agree to any delay (except for any brief delay reasonably requested by Buyer and the Company to complete or deliver a document or documents related to this Agreement or the transactions contemplated hereby) in the Closing or the making of the Parent Election.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

POI ACQUISITION, L.L.C.
By:	/s/ DAVID A. TANNER

Name: David A. Tanner
Title: Manager

WESTAR INDUSTRIES, INC.
By:	/s/ MARK A. RUELLE

Name: Mark A. Ruelle
Title: Vice President

WESTAR ENERGY, INC.
By:	/s/ MARK A. RUELLE

Name: Mark A. Ruelle
Title: Executive Vice President and Chief Financial Officer

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